Exhibit 10.2

FIRST ADDENDUM TO

MID-TERM LOAN CONTRACT

SIERRA METALS INC.

DIA BRAS PERU S.A.C.

DIA BRAS MEXICANA S.A. DE C.V.

As Co-obligors,

BANCO DE CRÉDITO DEL PERÚ

As Lenders,

And

BANCO DE CRÉDITO DEL PERÚ

As Administrative Agent and Agent of Guarantees

Lima, July 12, 2019

Mr. Notary Public:

We kindly ask you to register a deed in your Registry of Public Deeds this first addendum (hereafter referred to as the “Addendum”) to the Mid-Term Loan Contract, entered by:

As Co-Obligors in respect to the obligations subject of this document (hereafter referred to as the “Co-Obligors”):

-	SIERRA METALS INC., a society duly constituted and existing in accordance with the Laws of the province of Ontario, in Canada, with residence at 161 Bay St. Suite 4260, P.O. Box 200, Toronto, Ontario, M5J2S1, Canada, duly represented by Mr. Danilo Guevara Cotrina, identified with National Document of Identity N° 29654879, according to powers registered with entry code A0006, in the Electronic Registration Folio N° 12770683 of the “Registro de Personas Jurídicas de la Oficina Registral de Lima y Callao” (Registry of Legal Business Entities of the Office of Public Records in Lima and Callao); hereafter referred to as “SMI”;

-	DIA BRAS MEXICANA S.A. de C.V., an existing PLC company duly constituted and existing under the Laws of the Republic of the United States of Mexico, with residence to these effects at Blas Cano de los Rios No. 500, Col. San Felipe, Chihuahua, Chihuahua, C.P. 31203, duly represented by Mr. Danilo Guevara Cotrina, identified with National Document of Identity N° 29654879, according to powers registered with entry code A0001, in the Electronic Registration Folio N° 14258643 of the “Registro de Personas Jurídicas de la Oficina Registral de Lima y Callao” (Registry of Legal Business Entities of the Office of Public Records in Lima and Callao); hereafter referred to as “DBM”; and

-	DIA BRAS PERU S.A.C., a PLC company constituted and existing in accordance with the Laws of the Republic of Peru, identified with RUC Nº 20543482316, with residence at 450 Pedro de Osma Avenue, district of Barranco, province and department of Lima, duly represented by Mr. Danilo Guevara Cotrina, identified with National Document of Identity N° 29654879, according to powers registered in the Electronic Registration Folio N° 12664007 of the “Registro de Personas Jurídicas de la Oficina Registral de Lima y Callao”(Registry of Legal Business Entities of Lima and Callao), hereafter referred to as “DBP”.

As lenders:

BANCO DE CRÉDITO DEL PERÚ, registered with RUC N° 20100047218, with residence at 156 Calle Centenario, Urb. Las Laderas de Melgarejo, district of La Molina, province and department of Lima, represented by Luis Mauricio Puelles Cáceres, identified with National Document of Identification No. 41643818, and by Mr. Alejandro Molinari Arroyo, identified with National Document of Identification No. 10058319, both authorized to the effect of entering this Contract by the powers registered with entry codes C0501 and C0500 respectively, in the Electronic Record Folio N° 11009127 of the “Registro de Personas Jurídicas de la Oficina Registral de Lima y Callao” - Registry of Legal Business Entities that covers both the cities of Lima and Callao - (in the function of lenders, hereafter referred to as “BCP”).

As Administrative Agent and Agent of Guarantees:

BANCO DE CRÉDITO DEL PERÚ, registered with RUC N° 20100047218, with residence at 156 Calle Centenario, Urb. Las Laderas de Melgarejo, district of La Molina, province and department of Lima, represented by Roberto Balarezo Medina, identified with DNI N° 41685242, and Juana Lucy Milagros Cossío Cavero, identified with DNI N° 07831871, both authorized to the effect by the powers registered with entry codes C00325 and C00513 respectively, in the Electronic Record Folio N° 11009127 of the “Registro de Personas Jurídicas de la Oficina Registral de Lima y Callao” (Registry of Legal Business Entities that covers both the cities of Lima and Callao) (in the function of administrative agent and agent of guarantees, the “Agent”).

The Co-Obligors, on one side, and BCP (as the lender and the Agent) on the other, will be referred to, individually as “Party”, and jointly as “Parties”.

This Addendum is entered observing the following terms and conditions:

FIRST.- PRIORS

1.1

Through public deed registration granted on 8 March 2019 by Notary Public, Attorney Eduardo Laos de Lama, the Parties entered a Mid-Term Loan Contract (hereafter referred to as: the “Contract”).

The terms whose initial letter is a capital letter, used but not expressly defined in this Addendum, will have the meaning assigned in the Contract.

1.2

It is stated in the Contract that the BCP, and if it is the case, the Banks, agreed on carrying out the Disbursements in favor of the Co-Obligors during the Period of Availability, in accordance with the detail written in the respective Requests of Disbursement, and subject to the compliance of the conditions established in Clause Sixth of the Contract.

The first Disbursement corresponding to the Disbursement DBP was carried out on 11 March 2019, after having fulfilled the conditions foreseen in numeral 6.2 of the Sixth Clause of the Contract for such Disbursement, to the satisfaction of the Agent.

1.3

It is stated that on the date of this Addendum the first Disbursement corresponding to the Disbursement SMI will be carried out, for which it will be necessary to meet the conditions established in numeral 6.3 of the Sixth Clause of the Contract, to the satisfaction of the Agent.

In accordance with numeral 6.3.14 of the Sixth Clause of the Contract, one of the conditions for any Disbursement that corresponds to the Disbursement SMI is that the Co-Obligors present an addendum to the Contract, in satisfactory terms for the Agent, so that it reflects situations identified in the due diligence of DBM, Exmin, Bolivar, and Servicios de Mineria.

Having concluded the due diligence of DBM, Exmin, Bolivar, and Servicios de Mineria, the next step is to present the Addendum, whose terms will be satisfactory for the Agent.

SECOND.- PURPOSE

2.1

By means of this Addendum, the Parties agree to modify the following numerals of the Contract: 1.1.7, 1.1.114, 1.1.115, 4.2, 6.3.8, 6.3.12, 8.4, 8.10, 8.17, 8.19, 9.1.4, 9.1.14, 9.1.23, 9.1.26 y 9.1.27, which from the date of presenting this Addendum, will have the following writing/texts:

“1.1.7

Mining Assets: are the essential mining assets for the development of the mining activities of the Co-Obligors or of the Existing Subsidiaries, detailed in Annex 1.1.7 of this Contract”

“1.1.14

Bolivar Mining Unit: polymetallic mine located in the district of Piedras Verdes, Chihuahua, Mexico, whose mining concessions are owned by DBM, and whose production plant is owned by Exmin. It includes, as well, (i) the plant for the processing of minerals located in Paraje Mesa Colorada, within the Ejido Piedras Verdes, in the Municipality of Urique, State of Chihuahua, in which the processing of minerals is carried out (the “Bolivar Processing Plant”); and (ii) the “Bolivar Tailings Dam” located in the Paraje Mesa Colorada, within the Ejido Piedras Verdes, in the Municipality of Urique, State of Chihuahua (the “Bolivar Tailings Dam”).”

“1.1.115

Cusi Mining Unit: polymetallic mine located in the district of Cusihuiriachic, Chihuahua, México, owned by DBM. It includes, as well, (i) the minerals processing plant located in Mal Paso, at Km. 18, without known address, on the road Cuauhtémoc-Guerrero, in the Municipality of Cuauhtémoc, State of Chihuahua, in which the processing of minerals is carried out (the “Mal Paso Processing Plant”); and (ii) the tailings dam located in a rustic place denominated Mal Paso, in the Municipality of Guerrero, State of Chihuahua (the “Mal Paso Tailings Dam”).”

“4.2

Obligatory Prepayments

The Loan will be paid on the Payment Dates as listed in the Schedule of Payments, in accordance with what has been established in Numeral 3.1. However, the Co-Obligors will have to carry out a prepayment on the Loan ("Obligatory Prepayment"), as it has been established in the rules stated in Numeral 9.1.26 and in Numeral 9.1.55 of this Contract.”

“6.3.8

Mexican Guarantees.- For the SMI Disbursement, that (i) the Mexican Guarantees will have been duly entered by all parties and participants who will endorse them, and that such parties have ratified their signatures before notary public, and that they have been duly registered in the public records that correspond according to the Applicable Regulations in Mexico, except for the lien imposed over the tangible goods property of DBM and Exmin, registered in the Public Registry of Mining, in which respect it will be sufficient that it is presented and registered in the Public Registry of Mining. Additionally, that the lien on Shares have been annotated in the books of registry of shares and the pledged shares representing titles have been endorsed in guarantee, in favor of, and handed to the Agent, to the satisfaction of the Agent; (ii) that the mortgage on property has been duly registered in public records by all the intervening parties that should do so in accordance with the Applicable Norms in Mexico, assuming that the presentation and entering of such registration into the Public Registry of Property will be the only paperwork required; and (iii) that the Agent will have received evidence of the conclusion of agreements and/or cancellation and/or lifting of any guarantee that backed the fulfilment of the obligations with Fifomi, regardless that such cancellation is pending of any public registration or other type of perfecting that, for all legal purposes shall not be constitutive of the existence, validity and enforceability of the cancellation of any such guarantees.”

“6.3.12

Insurance Coverage.- That the Co-Obligors will have accomplished with accrediting, to the satisfaction of the Agent, that the assets of DBM and Exmin are insured with adequate and sufficient insurance policies, according to best practices and requirements of the mining industry, granted by international insurance companies of the first level which have accredited such accreditation with a technical report prepared by a specialist in insurance.

The policy for damages (property damage) and interruption of business activities (business interruption) that SMI contracted with AIG Insurance Company of Canada, with validity from 1 June 2019, for a maximum amount of US$75’000,000 (seventy five million and 00/100 US dollars) will also have to have been endorsed in favor of the Agent, which in turn, makes the terms satisfactory in respect to the goods located in Mexico, for the Agent.”

“8.4

Governmental Authorizations.- The Co-Obligors and the Existing Subsidiaries have all the authorizations required by the Governmental Authorities under the Applicable Norms to carry out their usual activities, enter the present Contract and the other Loan Documents, as well as to meet the obligations undertaken therein, which are in force and are not subject to any requirement or condition except for those whose absence is not likely to give rise to a Substantially Adverse Effect.

Likewise, DBM and Exmin have obtained and are in possession of all the governmental authorizations applicable and in respect to the Bolivar Mining Unit and the Cusi Mining Unit, they are complying with all the obligations derived from the governmental authorizations and judicial sentences, or administrative orders that apply to the activities they carry out, and that there is no legal action or pending procedure of resolution initiated by any Governmental Authority that may result in the adverse cancellation, revocation, termination, or modification of such. For the effects of this declaration and for all the effects of this Contract, within the concept of “governmental authorizations” the following are understood: all permissions, licenses, authorizations, consents, decrees, exonerations, concessions, registrations, approvals, and agreements that should be obtained from, presented before, or issued by a Governmental Authority, needed for the construction, operation, and maintenance of the Mining Units in compliance with the Applicable Norms pertinent to each of such Mining Units.”

“8.10

Judicial, Arbitral and/or Administrative Processes - There is no judicial or arbitral action, investigation, suit, process and/or any administrative pending or ongoing process against any of the Co-Obligors or any of the Existing Subsidiaries, whose amount in dispute is either individually equivalent to or greater than US $500,000.00 (five hundred thousand and 00/100 dollars) or otherwise susceptible to result in a Substantially Adverse Effect, or that restricts, or prevents the entering of the present Contract and the other Loan Documents, or their compliance with, which has been notified to the respective Co-Obligors or the respective Existing Subsidiaries (other than those expressly referred to in the Numeral 8.13 and in Numeral 9.1.35), or that the Co-Obligors have knowledge of the initiation of a Substantially Adverse Effect to be imminent, notified to them, or demanded, or any written claim against any of them, any of the Existing Subsidiaries, or their respective goods, assets and rights, by any Person or Governmental Authority.

“8.17

Labor Situation.- The hiring of personnel by the Co-Obligors and the Existing Subsidiaries, of outsourced services and those in charge of tasks outsourced to complementary companies, complies with the Applicable Norms, and neither the Co-Obligors nor the Existing Subsidiaries at the moment are indebted to their employees, or have any outstanding claims, or undergoing any processes derived from labor obligations in individual amounts equivalent to or greater than US $500,000.00 (five hundred thousand and 00/100 dollars); or (ii) except those referred to in Numeral 9.1.35 which otherwise are likely to originate a Substantially Adverse Effect.”

“8.19

Ownership of Goods.- The Co-Obligors and the Existing Subsidiaries are the exclusive owners of the Mining Assets (except for those expressly referred to in sections 2 (c) of Annex 1.1.7), which are free of encumbrances, charges, or lien (except for those expressly stated in section 2(d) of Annex 1.1.7). As well, the property and rights affected or to be affected by the Specific Guarantees are free of lien, therefore, the Specific Guarantees will constitute guarantees of first and preferred rank in favor of the Agent for the benefit of the Banks.

As of the closing date, the only Mining Assets that are in operation are those identified with a “ *¨” on the column “Name” of Annex 1.1.7 of this Contract.”

“9.1.4

The Co-Obligors (acting jointly represented by DBP in accordance with what has been established in the Sixteenth Clause) will have the following documents readily available for the Agent: copy of (i) the consolidated annual budget approved by the Board of SMI, the audited annual financial statements of DBM, DBP and Corona, the consolidated unaudited financial statements of SMI, as soon as it is possible, but in any event within one hundred and forty (140) calendar days following the closing of the corresponding fiscal year (understanding that each fiscal year-end is December 31 of the corresponding year); (ii) the annual fiscal statement for taxes of DBM and Exmin under what the Mexican Norms stipulate, as soon as possible, but in any case within the time frame of two hundred and thirty (230) calendar days following the closing of such corresponding fiscal period (understanding that each fiscal year-end is December 31 of the corresponding year); and (iii) the quarterly unaudited consolidated financial statements of DBP, DBP and Corona, as well as the quarterly unaudited consolidated financial statements of DBM and the Mexican Subsidiaries, as well as the quarterly unaudited consolidated financial statements of SMI, within sixty (60) calendar days of the completion of the respective quarter (understanding that the dates of completion of the quarters will be on March 31, June 30, September 30 and December 31 of each year), to the satisfaction of the Agent.

The financial information indicated in the preceding paragraph will be presented together with the certificate referred to in Numeral 9.1.6. As well, the Co-Obligors will hand the Agent at the same time they hand the quarterly information mentioned in item (iii) of the preceding paragraph, the calculation of the Financial Obligations referred to in Numeral 9.3, the notifications of judicial, arbitration processes, as well as legal administrative procedures involving individual amounts equivalent to, or greater than US $500,000.00 (five hundred thousand and 00/100 dollars) for any of the Co-Obligors or Existing Subsidiaries that are likely to originate a Substantially Adverse Effect, the detailed description of the judicial processes as it has been established in the first paragraph of Numeral 9.1.35 of this Contract (including, without limitations, the Processes on Mexican Assets), a summary on the status of the paperwork carried out to obtain the Permissions for the Expansion of the Yauricocha Mining Unit, and in general, the comments and additional information that they consider necessary or that it is reasonably required by the Agent for the follow up on the performance of the Co-Obligors, and of the Existing Subsidiaries.”

“9.1.14

The Co-Obligors will maintain and will cause the Existing Subsidiaries to maintain, at all times, their assets in good conditions and properly insured against all risks that are common in the industry, in accordance with what is demanded in Numeral 6.1.7 and with what has been stated in Numeral 8.20. The insurance policies indicated in the second paragraph in Numeral 6.3.12 of this Contract and all the renewals of such policies will be at all times valid, from the first Disbursement that corresponds to the Disbursement SMI, endorsed in favor of the Agent, in satisfactory terms for them. Additionally, the Parties agree that the Agent will not assume obligation or responsibility whatsoever derived from the endorsement of such policies of insurance (including any obligation for payment of premiums, costs, or expenses), and that such obligations and responsibilities will be in charge of the owner of the corresponding policies.”

“9.1.23

SMI and DBM will enter and will cause the Mexican Subsidiaries, Mr. Igor Alcídes González Galindo, and any other person deemed necessary, to enter the Contracts of Guarantees corresponding to the Mexican Guarantees and to the Canadian Guarantees within thirty (30) days following the Closing Date. The Co-Obligors will obtain the registration of the Specific Guarantees and of the liftings referred in the preceding Numeral 9.1.21 in the relevant and corresponding public records office, or in Cavali, whichever corresponds as appropriate, observing the deadlines established in the Contracts of Guarantees for this purpose.

SMI and DBM are obliged to carry out, and will cause the Existing Subsidiaries , Mr. Igor Alcídes Gonzáles Galindo, and any other Person deemed necessary, to do their best efforts and carry out or grant all the acts that are necessary to (i) once the right of purchasing option has been exercised in respect to the mining concessions identified in section 2(c) Annex 1.1.7 (Mining Assets) attached to this Contract, in terms of the exploration contract with buying option dated 2 May 2006, entered by Jorge Alfonso Carlos Ruiz, Francisco Yañez Medina, Miriam Guadalupe Weber Holguin, Lilia Olivia Moreno Urista, Josefa Davalos Maltos, Marina Weber Holguin, and Matija Ivan Ivsic Futac, as concessionaries, and Exmin., as the exploring company, as it is modified from time to time, to be presented simultaneously before the Public Registry of Mining of Mexico (1) the transference of ownership of such mining concessions derived from exercising the right of option of purchasing in favor of Exmin through the contract of cession of rights, and (2) the Lien over Tangible Goods of DBM and Exmin in favor of the Agent, as well as to finalize and obtain the registration of such contracts, with all the corresponding information, within eight (8) months following the date the right of option mentioned has been executed; and (ii) once a definitive favorable judicial resolution has been obtained in respect to the concessions undergoing litigation and/or the registration of ownership of the concessions that had this registration pending, which reference is made in section 2 (d) of Annex 1.1.7 (Mining Assets), respectively, whether it is because of a sentence or resolution issued by judicial or administrative authority, or because of any other reason, DBM and exmin, as it corresponds, will carry out all the acts necessary to obtain registration in the Public Registry of Mining of Mexico, of the Lien over the Tangible Goods of DBM and Exmin, in favor of the Agent, on the mining concessions in question, within eight (8) months following the date in which such definitive judicial resolution has been issued, or the judicial or administrative resolution has been issued, respectively, in case that within the foreseeable term such registration before the RPM has not been accomplished due to causes not imputable to the Lien Debtors, the Parties will be able to agree on an extension of the foreseeable term as established in this paragraph.

Also, the Co-Obligors will obtain the registration in the public records office of the powers of attorney of those who acted as their representatives and cause to obtain the registration of the powers of attorney of those who acted as representatives of the Existing Subsidiaries, in the corresponding Loan Documents, within thirty (30) days following the Closing Date.

DBM and SMI oblige themselves to carry out, and they will cause the Mexican Existing Subsidiaries, Mr. Igor Alcides González Galindo, and any other person that turns out to be deemed necessary, to carry out all the acts and paperwork necessary or convenient so as to maintain the Mining Assets and any other good that is used directly or indirectly in the ordinary operation of the Bolivar Mining Unit and the Cusi Mining Unit in good state, including payment for any expense, right, tax, and amount, the handing of documentation, and, in general, the compliance of the Applicable Norms in Mexico.”

“9.1.26

SMI will be able to carry out Dividends Distributions, only to the extent that such reimbursement subjects to all the following rules:

(i) Applicable rules under the Grace Period

(A) while all the Judicial Processes pertinent to the Mexican Assets have not been resolved definitively and in the highest court, or if they were resolved in the highest court definitively, all in favor of DBM, SMI will be able to carry out Distributions of Dividends if (a) they carry out an Obligatory Prepayment on the Loan for the same amount of the Distribution of Dividends that is to be carried out; and (b) the Co-Obligors do not find themselves immerse in an event of noncompliance, or such Distribution of Dividends does not originate an Event of Noncompliance.

(B-1) If, on the other hand, the judicial sentence upon DBM is unfavorable in the highest court, definitive and of mandatory execution on any of the Processes over the Mexican Assets, and the Co-Obligors would have opted for the establishment and maintenance of an amount of money in their Treasury equal to the Minimum Amount established in Numeral 9.1.55 of this Contract, SMI will be able to carry out Distributions of Dividends only if: (w) an Obligatory Prepayment of the Loan is carried out in the same amount of the Distribution of Dividends to be carried out, (x) after having carried out the Distribution of Dividends an amount of money in Treasury equal or larger than the Minimum Amount is kept; (y) an amount superior to the amount of the following installment, according to the Schedule of Payments, and up to the date of such payment, is kept in the “Peruvian Lien Accounts”, and (z) the Co-Obligors do not find themselves in an Event of Noncompliance, or such Distribution of Dividends generates or could generate an Event of Noncompliance.

(B-2) If the judicial sentence is unfavorable for DBM in the highest court, definitive and of mandatory execution on any of the Processes over the Mexican Assets, and the Co-Obligors would have opted for the Obligatory Prepayment established in Numeral 9.1.55 of this Contract, SMI will be able to carry out Distributions of Dividends only if: (w) an Obligatory Prepayment of the Loan is carried out in the same amount of the Distribution of Dividends to be carried out, (x) an amount superior to the amount of the following installment, according to the Schedule of Payments, and up to the date of such payment, is kept in the “Peruvian Lien Accounts”, and (y) the Co-Obligors do not find themselves in an Event of Noncompliance, or such Distribution of Dividends generates or could generate an Event of Noncompliance.

(ii) Applicable rules after the Grace Period has expired

(A) while all the Judicial Processes pertinent to the Mexican Assets have not been resolved definitively and in the highest court, or if they were resolved in the highest court definitively, all in favor of DBM, SMI will be able to carry out Distributions of Dividends if (a) they carry out an Obligatory Prepayment on the Loan for the same amount of the Distribution of Dividends that is to be carried out; and (b) the Co-Obligors do not find themselves immerse in an event of noncompliance or such Distribution of Dividends could originate an Event of Noncompliance.

(B-1) If the judicial sentence is unfavorable for DBM in the highest court, definitive and of mandatory execution on any of the Processes over the Mexican Assets, and the Co-Obligors would have opted for the establishment and maintenance of an amount of money in their Treasury equal to the Minimum Amount established in Numeral 9.1.55 of this Contract, SMI will be able to carry out Distributions of Dividends only if: (x) an amount of money is kept in Treasury equal or greater than the Minimum Amount, (y) an amount superior to the amount of the following installment, according to the Schedule of Payments, and up to the date of such payment, is kept in the “Peruvian Lien Accounts”, and (z) the Co-Obligors do not find themselves in an Event of Noncompliance, or such Distribution of Dividends generates or could generate an Event of Noncompliance.

(B-2) If the judicial sentence is unfavorable for DBM in the highest court, definitive and of mandatory execution on any of the Processes over the Mexican Assets, and the Co-Obligors would have opted for the Obligatory Prepayment established in Numeral 9.1.55 of this Contract, SMI will be able to carry out Distributions of Dividends only if: (x) an amount superior to the amount of the following installment, according to the Schedule of Payments, and up to the date of such payment, is kept in the “Peruvian Lien Accounts”, and (y) the Co-Obligors do not find themselves in an Event of Noncompliance, or such Distribution of Dividends generates or could generate an Event of Noncompliance.

(C) If all the Processes on Mexican Assets were resolved favorably for DBM, in the highest court and definitively, SMI will be able to carry out Distributions of Dividends only if: (x) after having carried out the Distribution of Dividends an amount of money equal or larger than the amount of the next installment according with the Schedule of Payments and up to the Date of Payment of such installment is kept, and (x) the Co-Obligors do not find themselves in an Event of Noncompliance, or such Distribution of Dividends generates or could generate an Event of Noncompliance.

(iii) Request of exception

In any case, during the Grace Period, or after having finished, the Co-Obligors will be able to request the Banks authorization so that SMI carries out a Distribution of Dividends without complying with the rules aforementioned, in which case the Banks will be able to, at their sole criterion, as the result of the revision of the information deemed convenient, accept or deny the request, which can include an Evaluation of Capacity of Payment. In case the request is accepted, the Banks will indicate the Co-Obligors the conditions in which the Distribution of Dividends will be carried out.”

“9.1.27

The Co-Obligors will obtain, and cause that DBM Exmin obtain, on every second consecutive anniversary of the Disbursement SMI an appraisal performed by an appraising entity designated by SMI and approved by the Agent, of the goods located in Mexico (other than the mining concessions) that are identified in section (3) of Annex 1.1.17.”

2.2

Integrally modify Annexes 1.1.7 and 1.1.33 of the Contract, as well as aggregate Annex 10.21 of the Contract, which will have texts that are indicated at the end of this Addendum.

2.3

Include the following dispositions in the Loan Contract:

“1.1.117

Mining Units: are jointly, the Bolivar Mining Unit, the Cusi Mining Unit, and the Yauricocha Mining Unit.”

“1.1.118

Permissions for the Expansion of the Yauricocha Mining Unit: it refers to all the permissions, authorizations, and licenses demanded in observance of the Applicable Norms required for the increase of the capacity of mining and treatment of minerals in the Yauricocha Mining Unit to the level of 5,500 tpd (tons per day).”

“1.1.119

Evaluation of the Capacity of Payment: it means the process of evaluation, on the side of the banks, of the capacity of payment of the Co-Obligors, among other factors, the impact due to loss of any of the Processes pertinent to the Mexican Assets, the calculation of the Financial Obligations, the current financial projections of the Co-Obligors and the Subsidiaries, the notifications and reports on the material judicial arbitration and administrative processes, the reports on the updated status to obtain the Permissions for the Expansion of the Yauricocha Mining Unit, and, in general, all the other information that the Banks reasonably consider convenient to analyze, with the purpose of determining such capacity of payment. This Evaluation of the Capacity of Payment will be carried out (i) at the time the Co-Obligors request the Banks to carry out a Distribution of Dividends in accordance with what has been established in Numeral 9.1.26 of this Contract, and (ii) when it is required to determine the Minimum Amount or the Obligatory Prepayment should there be an unfavorable sentence for DBM in the highest court, definitive and readily executable, on any of the Processes on the Mexican Assets, in compliance with Numeral 9.1.55 of this Contract.”

“1.1.120

Mexican Subsidiaries: are jointly Exmin, Bolivar, and Servicios de Mineria”

“1.1.121

Processes over the Mexican Assets: are the three (3) judicial processes to which items (i), (ii), and (iv) of the first paragraph in Numeral 9.1.35 of this Contract refer to.

“1.1.122

Minimum Amount: is the minimum amount of money in Treasury that will be kept by the Co-Obligors in compliance to what has been established in Numeral 9.1.55 of this Contract, which will be determined by the Banks through the Evaluation of the Capacity of Payment.”

“8.28

Environmental Legislation.- DBM and Exmin are complying and have been complying at all times with the environmental legislation applicable in Mexico in respect to the operation of the Bolivar Mining Unit and the Cusi Mining Unit.

To these effects, the term “environmental legislation applicable in Mexico” is construed as any Norm Applicable in the subject of, or in reference to, the protection and conservation of the environment, or the use and exploitation of natural resources, ecological order, use of the grounds, as well as those that regulate the use, disposition, storage, final disposition, and in general the handling or release to the environment of contaminants (meaning any matter, energy, residue, substance, product, or by-product in any of their physical states, that upon incorporating, or acting in the atmosphere, water, soil, flora and fauna, or any other natural element, alters or modifies its natural composition and condition, whether or not it is a dangerous material), or dangerous materials (meaning any elements, substances, components, residues, or mixes of them that, independently of their physical state, represent a risk for the environment, the health, or the natural resources, or that are corrosive, reactive, explosive, toxic, flammable, or biologically infectious, or whose presence in internal or external environments can result in an obligation of investigating, remediating, or cleaning, in accordance with the Applicable Norms). In the case of Mexico, they include, without limitations, the following norms: Ley General del Equilibrio Ecológico y la Protección al Ambiente y su reglamento (General Law of the Ecological Equilibrium and the Protection of the Environment, and its Regulations), Ley General para la Prevención y Gestión Integral de los Residuos y su reglamento (General Law for the Prevention and Integral Management of Residues and its regulations), Ley de Aguas Nacionales (Law of National Waters), and Ley General de Desarrollo Forestal Sustentable (General Law for the Sustainable Development of Forests).

DBM and Exmin have not received any written notification from any Governmental Authority or any other person in respect to, or contesting any noncompliance to the environmental legislation applicable in Mexico, that has occurred and that has not been corrected, in respect to the Bolivar Mining Unit and/or the Cusi Mining Unit.”

“8.29

Dangerous Residues.- DBM and Exmin manage adequately, and are in compliance with the obligations applicable to the generation, storage, handling, and final disposition of dangerous residues, including the tailings generated as a result of the operation of the Bolivar Mining Unit and the Cusi Mining Unit, complying with the terms demanded by the applicable environmental legislation in Mexico (as it has been detailed in the preceding Numeral 8.28).”

“8.30

Contaminants or Dangerous Materials.- there have not been spills or releases of contaminants or dangerous materials (as these terms “contaminants” and “dangerous materials” have been defined in the preceding Numeral 8.28) on site in the Bolivar Mining Unit and/or the Cusi Mining Unit, that have not been remediated in accordance with what the applicable environmental legislation establishes (as the term “applicable environmental legislation in Mexico” has been defined in the preceding Numeral 8.28) or that could have resulted in a cleaning obligation, a characterization, an investigation, or a remediation in the terms established by the applicable environmental legislation of Mexico (as the term “applicable environmental legislation in Mexico” has been defined in the preceding Numeral 8.28).”

“9.1.30

DBM will (i) hand the Agent , within fifty (50) calendar days following the entering of this Contract, copy of their corporate books (book of registry of shares, book of acts carried out in assemblies of shareholders, book of sessions of the administrative council, and book of changes in equity), and (ii) jointly with SMI, have the Mexican Subsidiaries comply with the obligation established in Numeral (i) of this clause.”

“9.1.31

DBM and SMI will cause Exmin and Servicios de Mineria, within fifty (50) calendar days following the entering of this Contract, to hand the Agent copy of the public deeds in which the valid statutes of both Exmin and Servicios de Mineria are registered, as well as evidence of their registration in the Public Registry of Commerce in Chihuahua.”

“9.1.32

DBM will (i) update and maintain updated their corporate books and carry out annual ordinary assemblies in the terms established by the Applicable Norms in Mexico, assuming that in the following annual ordinary assembly, the shareholders will ratify all the agreements and resolutions adopted by the society previous to such date, as well as the reports of the administration and of the commissaire in such a manner that any vice, including those pertinent to representation and/or personality of the shareholders are corrected, and (ii) jointly with SMI, cause the Mexican Subsidiaries to comply with the obligation established in numeral (i) of this clause.”

“9.1.33

DBM will faithfully comply with all the obligations and compromises accepted in the Agreement of Temporary Occupation dated 28 January 2015, entered with the Ejido Piedras Verdes, in such a manner that their rights over the surface of the land of common use affected in virtue of such agreement are kept at all times valid. In case there were any questioning over these rights , DBM will carry out all the acts and paperwork necessary, that are at their reach, to keep their rights valid over the surface of the land of common use of which reference is made in such agreement.”

“9.1.34

DBM will faithfully comply with all the obligations and compromises accepted in the Agreement of the Contract of Right of Way and Usufruct dated 12 December 2011, in such a manner that their rights over the surface of the land in virtue of such agreement are kept at all times valid. In case there were any questioning over these rights , DBM will carry out all the acts and paperwork necessary, that are at their reach, to keep their rights valid over the surface of the land of common use of which reference is made in such agreement.”

“9.1.35

DBM commits themselves to (i) enforce, if it is the case, the accounting reserves deemed adequate in accordance with the healthy practices used in the market to face an adverse eventual sentence, (ii) hand the Agent quarterly reports in which the progress of all the legal procedures and court cases are detailed, as well as all those that are pertinent to the Mining Assets from which minerals or other products are extracted as of the date of closing, or other Mining Assets whose losses can generate a Substantially Adverse Effect, including at least: (a) identification information of the pertinent litigation, (b) definitive judicial resolutions, (c) any judicial resolution that implies an impulse given to the procedure, (d) the resources promoted against any of the resolutions aforementioned in any motion including the corresponding writs of protection, (e) as well as the contents of the resolutions, and (f) documentary evidence of such, in the form of copies, and (iii) give the Agent a report of each relevant event that may occur (including resolutions that resolve the admission of probatory evidence, sentences that put an end to the motion, the presentation of recourses and/or appeals, definitive sentences, among other similar), related to the legal court cases and procedures listed as follows, within three (3) Working Days after they have occurred:

(i) Civil Ordinary Suit promoted by Ambrosio Bencomo Muñoz in the function of executor in the hereditary testament succession of the goods of Mr. Ambrosio Bencomo Casavantes and Jesús José Bencomo Muñoz against Jesús Fernández Loya, DBM and Minera Senda de Plata S.A. de C.V., Armando Herrera Acosta, Notary 10 of the Judicial District in Morelos, Chihuahua and José Antonio Lascurain and Osio, Notary 21 of the Judicial District in Morelos, Chihuahua. Two relevant dossiers derive form this suit: Dossier 378/2009, presented before the Sixth Civil Court in the Judicial District in Morelos, Chihuaha, and Dossier 1369/2017, presented before the Third Civil Court in the Judicial District in Morelos, Chihuahua.

(ii) Civil Ordinary Suit promoted by Carlos Emilio Seijas Bencomo in the function of executor in the hereditary succession of his mother and the testament concerning goods of Mr. Ambrosio Bencomo Casavante against DBM and Minera Senda de Plata S.A. de C.V. presented before the Second District Court, with dossier number 189/2014.

(iii) Civil Ordinary Suit promoted by Cruz Vergara Vega and Alondra Zubía Vergara, in thier function of wife and daughter of Jorge Luis Zubia Castillo agianst DBM, Sierra Metals Inc (before “Dia Bras Exploration Inc” and/or “Administration and Services Frd, S.A. de C.V.”), presented before the Second District Court of the Seventeenth Circuit with dossier number 37/2018 (37C/2018).

(iv) Ordinary Mercantile Suit promoted by Polo y Ron Minerales, S.A. de C.V. against DBM and Dia Bras Exploration, Inc, presented before the Second Court of District in the State of Chihuahua, with dossier number 66C/2017, as well as the appeal, presented before the First Unitary Tribunal in the Seventeenth Circuit (Primer Tribunal Unitario del Decimoséptimo Circuito), with dossier identification number 14/2019.

DBM will work actively in procuring a definitive favorable sentence in all the proceedings and judicial cases in which they are a party, and which concern the Mining Assets from which minerals or other products are being extracted at the Closing Date , or in Mining Assets whose loss can generate a Substantially Adverse Effect, as well as abstaining of carrying out any activity that could become an obstacle, or that could result in a negative outcome in any of such proceedings, whether it is due to a wrongdoing or by omission. DBM will have to do act at all times in these proceedings with diligence, promoting absolutely all the paperwork, the appeals, the means for impugnation, ordinary or extraordinary, judicial or extrajudicial, as well as all the acts necessary for the correct handling of the proceedings until their definitive and unimpugnable resolution.

DBM accepts and recognizes that they have the obligation of having adequate legal advice for the carrying out of the proceedings aforementioned, and in addition, they will have the obligation of paying all the expenses and costs of such representation in full, as well as any other expenditure necessary for the compliance of the obligations established in this clause, as well as any other expense necessary that may arise in the acts of these proceedings, whether they are judicial or extrajudicial.

“9.1.36

DBM will (i) within one hundred and forty (140) calendar days following the entering of this Contract, regularize the current situation of the permissions for the downloading of residual waters in what respects to the noncompliance of payments for this concept through the spontaneous compliance of the obligation by presenting the complementary statements and the payment of the fiscal credit indebted as of the date of entering this Contract, counting from the date such permissions of downloading were granted, and determined in accordance with what has been established in the Federal Law of Rights in Mexico (Ley Federal de Derechos de Mexico), including updates and extra charges, (ii) upon entering this Contract and onwards, comply in time and manner with its obligations related to the presentation of declarations and payment of rights for the downloading of residual waters, and (iii) jointly with SMI, cause that Exmin complies with the obligations established in numerals (i) and (ii) of this clause.”

“9.1.37

DBM will carry out the analyses of residual waters downloaded, in the terms and with the frequency stated in the corresponding permissions for the downloading operations, established in the Applicable Norms of Mexico, including NOM-001-SERMANAT-1966, and the applicable environmental legislation in Mexico (as established in the preceding Numeral 8.28), and (ii) jointly with SMI, cause that Exmin complies with the obligation established in numeral (i) of this clause.”

“9.1.38

DBM will (i) maintain or cause that all the governmental authorizations (as defined in the preceding Numeral 8.4) are valid, as well as all and every one of the registrations before any Governmental Authority that currently or in the future are, or will be required, so that the compliance with this Contract and the development of its predominant activity are in place, and (ii) jointly with SMI, cause that Exmin complies with the obligation established in numeral (i) of this clause.”

“9.1.39

DBM will carry out all the acts and paperwork necessary to obtain the rights of use and exploitation of the national waters under the terms of the Law of National Waters of Mexico (Ley de Aguas Nacionales de Mejico), that will allow them to secure the volume of water required for the operation of the Bolivar Mining Unit and the Cusi Mining Unit, according to the following:

(i) Bolivar Mining Unit: in connection with the writs of protection/injunctions presented against CONAGUA (the “Writs of Protection”) concerning “the Agreement by which the average annual availability of surface waters is updated in the 731 hydrological basins that exist in the 37 hydrological regions in which the United States of Mexico (Estados Unidos Mejicanos) is divided, published 8 March 2016 in the Official Newspaper of the Federation (the “Agreement”), (a) in the case that the resolutions to the Writs of Protection are positive in respect to the constitutionality and applicability of the Agreement, DBM will, within six (6) months following the publication of the consent of the sentences to the Writs of Protection in the courts of the corresponding districts, obtain from CONAGUA the resolution that grants the concession for the exploitation and use of the national waters, in accordance with the request presented on 7 August 2015, (b) in the case that at least one of these resolutions to the Writs of Protection declares the unconstitutionality of the Agreement, and such resolution is declared consented, DBM will, within six (6) following the publication of the consent to the Writs of Protection, secure a legal source of supply, for which they will have to hand the Agent evidence of the entering of a contract of cession of water rights derived from a concession granted by CONAGUA with a third party, and the request of cession of the corresponding rights for water presented before CONAGUA, (c) in the case that the Writs of Protection, or at least one of them, have not been resolved in the term of one (1) year counted from the entering of this Contract, once such term has expired, DBM will, within the term of six (6) months following give the Agent evidence of the entering of a contract of cession of water rights derived from a concession granted by CONAGUA with a third party, and the request of cession of the corresponding rights for water presented before CONAGUA, and (d) hand the Agent quarterly reports of follow up in respect to the status in which the Writs of Protection are, as well as the different acts conducted to obtain the rights of use and exploitation of national waters presented before CONAGUA, as it corresponds, including the detail of the actions that have been carried out by DBM, the steps that follow, and the estimated times to obtain such permissions, as well as copies of the communications and documentation presented by DBM before CONAGUA (such reports will be included together with those that will be presented as it has been established in Numeral 9.1.4).

(ii) Cusi Mining Unit: (a) within six (6) months following to the entering of this Contract the Agent will be handed the supporting documentation that accredits the identification of the good to be acquired or contracted so as to carry out the relocation of the well located in the Cusi Mining Unit, under the title of concession No. 06CHI140392/34FMDL18 (the “TC Cusi”), (b) one (1) month after this identification, the Agent will be given evidence of the initiation of paperwork for the modification of the TC Cusi before CONAGUA, in respect to the relocation of the well (“the Modification to the TC”), and (c) hand the Agent quarterly reports of follow up in respect to the status in which the request for the Modification to the TC presented before CONAGUA, including the detail of the actions that have been carried out by DBM, the steps that follow, and the estimated times for obtaining such permissions, as well as copies of the communications and documentation presented by DBM before CONAGUA (such reports will be included together with those that will be presented as it has been established in Numeral 9.1.4).

(iii) Jointly with SMI, cause that Exmin complies with the obligations established in numerals (i) and (ii) of this clause.”

“9.1.40

DBM will (i) within six (6) months following the entering of this contract, have obtained a registration as a generator of residues of special handling in respect to the Bolivar Project and the Cusi Project, before the Secretaría de Desarrollo Urbano y Ecología del Estado de Chihuahua (Department of Urban and Ecological Development of the State of Chihuahua, in Mexico) in case that within the term contemplated such registration has not been obtained due to causes not imputable to DBM, the Parties will be able to agree on an extension, indicated in this numeral (in case that the Co-Obligors request an extension, this will not be denied unjustifiably by the Banks), (ii) comply in manner and time with all the obligations derived from the generation, storage, handling, and final disposition of the residues of special handling in accordance with the Applicable Environmental Legislation, and (iii) Jointly with SMI, cause that Exmin complies with the obligations established in numerals (i) and (ii) of this clause.”

“9.1.41

DBM will, within eighty (80) calendar days following the entering of this Contract, give the Agent a blueprint of the Mal Paso Tailings Dam, in which the following is clearly identified: (i) the forest vegetation areas declared in the Manifestation of Environmental Impact of such project, and (ii) the location of each of the components of it; so as to confirm if in such areas the infrastructure of the project for its operation is located. DBM, based on the blueprint provided, will propose the Agent the actions to be implemented to regularize and/or mitigate the risks derived from not having the corresponding Authorization of Change of Use of Forest Grounds, to the satisfaction of the Agent.”

“9.1.42

DBM will, within eighty (80) calendar days following the entering of this Contract, present a request before the before the Secretaría de Desarrollo Urbano y Ecología del Estado de Chihuahua (Department of Urban and Ecological Development of the State of Chihuahua, in Mexico), in which they request confirmation on the necessity of having a Study of Analysis of Environmental Risk, and a Program for the Prevention of Accidents, of state coverage, for the Bolivar Mining Unit, and for the Cusi Minig Unit, and as such, they will have to comply in time and manner with any obligation or requirement requested by such Department in writing upon replying to the letter of request presented, and (ii) Jointly with SMI, cause that Exmin complies with the obligations established in numerals (i) of this clause.”

“9.1.43

DBM will, within nine (9) months after entering this Contract, obtain from the competent authorities the approval for the Internal Program of Civil protection in the Bolivar Mining Unit and in the Cusi Mining Unit, and (ii) Jointly with SMI, cause that Exmin complies with the obligations established in numerals (i) of this clause. In case that within this term, it has not been possible to obtain such approval by causes not imputable to SMI, DBM, or Exmin, the Parties will be able to agree in good faith for an extension (in case the Co-Obligors request an extension, this will not be denied unjustifiably by the Banks).”

“9.1.44

DBM will, within eighty (80) calendar days following the entering of this Contract, present a request to update the Sole Environmental License (Licencia Ambiental Única) before the Department of the Environment and Natural Resources in respect to the listing of Dangerous Materials used for the operation of the Mal Paso Plant.”

“9.1.45

DBM will (i) establish a mechanism of internal revision in which an integral evaluation can be conducted to verify that if at the moment of the hiring of suppliers, and during the rendering of their services, such suppliers of services are in full compliance with their fiscal obligations, including the fact that they have not been registered on the provisional and/or definitive list to which article 69-B of the Fiscal Code of the Federation of Mexico refers to, and (ii) jointly with SMI, cause that the Mexican Subsidiaries comply with all the obligations established in numeral (i) of this clause.”

“9.1.46

DBM will, during the term of the Contract, comply with all and every one of the applicable fiscal dispositions as established in The Applicable Norms in Mexico, in respect to prices of transference, and (ii) ) jointly with SMI, cause that the Mexican Subsidiaries comply with all the obligations established in numeral (i) of this clause.”

“9.1.47

DBM will (i) prepare the documentation to support, from the point of view of the transference of prices, the losses accumulated by Bolivar and Servicios de Mineria in previous years, and (ii) ) jointly with SMI, cause that the Mexican Subsidiaries comply with all the obligations established in numeral (i) of this clause.”

“9.1.48

In the case that the Mexican fiscal authorities notify DBM a consented resolution of the highest administrative rank determining that market interests should have been agreed upon in the contract of the loan entered between SMI and DBP as lenders and DBM as borrowers in respect to a defined fiscal period, DBM will, within fifty (50) calendar days following the notification of such resolution, elaborate a Study of Prices of Transference in which the market interest rate applicable is determined, and take all the pertinent corrective measures so as to meet the obligations in the matter of prices of transference of Mexico for the other fiscal periods during which the fiscal authorities maintain faculties of verification, and in which the Contract remains valid.”

“9.1.49

In the case that the Mexican fiscal authorities notify DBM a consented resolution of the highest administrative rank determining the non-deductibility of per diem payments carried out by DBM to employees from Corona, or from any other society that rendered services during the fiscal period being audited, DBM will, within fifty (50) calendar days following the notification of such resolution, modify the terms of the corresponding contractual relations so that it will be Corona, or the corresponding supplier rendering the services, which will take care of the per diem payments during the other fiscal periods in which the fiscal authorities maintain faculties of verification, and in which the Contract remains valid. Likewise, the corresponding fiscal treatment will be given to the rendering of services under such contracts, in accordance with the fiscal dispositions applicable.”

“9.1.50

DBM will, within ninety (90) calendar days following the entering of this Contract, hand the Agent evidence of the renovation of the contracts of leasing of machinery entered between DBM and Dicomi Construcciones S.A. de CV, on one hand, and between Exmin and Dicomi Construcciones on the other hand, both of which finished on 1 April 2019, and (ii) jointly with SMI, cause Exmin to comply with the obligations established in numeral (i) of this clause.”

“9.1.51

In the case that the Banks carry out a cession of consent in accordance with the Eighteenth Clause of this Contract, in favor of an Authorized Assignee (or of a third party that does not qualify as an Authorized Assignee as regulated in Numeral 18.5), DBM will be forced to issue a new Recognition of Debt, duly granted in publicly registered writing before a Mexican notary, and in the terms satisfactory for the Agent, in favor of each Authorized Assignee (or of a third party that does not qualify as an Authorized Assignee as regulated in Numeral 18.5), should the BCP required so.”

“9.1.52

DBM and SMI commit themselves to carry out all the acts and actions necessary or convenient, and cause the Mexican Subsidiaries to carry out all the acts and actions necessary or convenient to constitute and perfect mortgages over the tangible goods that DBM and the Mexican Subsidiaries acquire during the validity of this Contract. Such mortgages will be entered in writing/deed and will be presented for registration before the corresponding Public Registry of Property, within sixty (60) calendar days following the acquisition of the good.”

“9.1.53

DBM and SMI commit themselves to carry out all the acts and actions necessary or convenient, and cause the Mexican Subsidiaries to carry out all the acts and actions necessary or convenient to accept and comply with the instructions they receive from the Agent in the case that any good property of DBM or the Mexican Subsidiaries becomes the object of an auction, and any of those societies receives from the competent judicial authority an amount of money as a result of such auction, in which case, the Agent will have the faculty of instructing the pertinent society on the application of the proceedings, having the prerogative of instructing that the total amount received will be applied as obligatory payment of the Loan, as established in section 4.2 of this Contract.”

“9.1.54

The Co-Obligors commit themselves to hand the Agent, within the (10) calendar days following the compliance of the obligations contemplated in the following numerals of this Contract: 9.1.30, 9.1.31, 9.1.36, 9.1.39, 9.1.40, 9.1.41, 9.1.42, 9.1.43, 9.1.44, 9.1.48, 9.1.49, 9.1.50, and 9.1.52, a legal opinion from SG Law Firm (Mexican attorneys of the Co-Obligors) or other legal advisors approved by the Agent, declaring on the compliance in substance and form, of the obligation, satisfactory in content and form for the Agent. The cost of such opinions will be afforded by the Co-Obligors.

Likewise, in respect to the obligations established in the preceding Numeral 9.1.35, besides the quarterly reports, of which reference is made in the second paragraph of Numeral 9.1.4, the Agent will have the faculty of requesting the Co-Obligors the additional information on the Proceedings pertinent to the Mexican Assets that are reasonably considered necessary each time that in respect to any of such litigation processes a sentence from a court has been obtained, an injunction or an appeal has been presented, a definitive sentence has been achieved, or other similar legal proceedings have been carried out, as well as for hiring, with the opinion of the Co-Obligors, legal advisors, and/or independent technical people to evaluate the effects of the Processes on the Mexican Assets, and their final resolutions. The cost of such fees for the legal advisors and/or technical people if they are hired will be afforded by the Co-Obligors.”

“9.1.55

In the case that, during the Grace Period, or after this period has finished, an unfavorable sentence to BDM is given by the highest court, definitive and executable on any of the Processes over the Mexican Assets, the Banks will determine, based on the Evaluation of the Capacity of Payment (i) the Minimum Amount to be established and kept in the Treasury department on the side of the Co-Obligors; and (ii) the amount that will be the subject of the Obligatory Prepayment, which will not be over US$30 Million (thirty million and 00/100 US dollars) plus the amount of any other debt with third parties not bonded, pending amortization by the Co-Obligors or the Existing Subsidiaries (excluding the contingent obligations related to the plans for mine closure registered in the consolidated financial statements of SMI). The Minimum Amount or the amount subject of Obligatory Prepayments that the banks determine will not be contested by the Co-Obligors.

The Co-Obligors will communicate the Agent in writing which one of the alternatives (i) or (ii) they choose within the time frame of ten (10) Working Days counted from the date the Agent communicates the Co-Obligors on the Minimum Amount and on the Obligatory Prepayment.

In the case that the Co-Obligors choose to carry out the Obligatory Prepayment in the amount demanded by the Agent, they will carry out such Obligatory Prepayment within five (5) Working Days following the date in which they communicate the Agent in writing their decision for the amount in Treasury at that moment, and at the latest within thirty (30) days following the date they communicate the Agent their decision, they will carry out the Obligatory Prepayment for the pending balance.

In the case that the Co-Obligors choose to establish and keep the Minimum Amount in Treasury, they will have to transfer such Minimum Amount to any of the “Peruvian Lien Accounts” within five (5) Working Days following the date in which they communicate the Agent in writing their decision for the amount in Treasury at that moment, and at the latest within thirty (30) days following the date they communicate the Agent their decision, they will transfer to those accounts the pending balance of the Minimum Amount. On that same date in which the transfer is carried out, the Agent will send the BCP (in the function of being the bank where the account is) a written communication instructing irrevocably that the bank will not use the Minimum Amount, totally or partially if they do not have written authorization from the Agent. The Parties recognize and accept that the Minimum Amount will become part of the Movable Guarantee over the balances in the Corona Dividends Account, as it corresponds, committing themselves to endorse and cause to endorse the necessary documents for the effects of formalizing what has been aforementioned.”

“10.21

Loss of Material Mining Concessions. If, for any reason, DBM, Exmin, or Corona were to lose, totally or partially ownership of one or more of the Material Mining Assets identified in Annex 10.21 or any other mining concession whose loss can generate a Substantially Adverse Effect (other than the loss in the highest definitive court in respect to the Proceedings over the Mexican Assets). Likewise, if any Governmental Authority dictated a resolution by which it is stated that DBM, Exmin or Corona have lost the ownership of one or more Material Mining Assets identified in Annex 10.21, or any other mining concession whose loss can generate a Substantially Adverse Effect (other than the loss in the highest definitive court in respect to the Proceedings over the Mexican Assets).”

THIRD .- OTHER STIPULATIONS

3.1 Each one of the Co-Obligors states and guarantees the Agent that, as of the date of entering this Addendum, the declarations written in the Eighth Clause of the Contract continue to be truthful and accurate (subject to the modifications of numerals 8.4, 8.10, 8.17, and 8.19, and subject to the inclusion of numerals 8.28, 8.29, and 8.30, in accordance with this Addendum.

3.2 All the terms and conditions of the Contract will be in full validity, and with such efficacy as they are regulated in the Contract, as long as they have not been modified by this Addendum.

3.3 The Twentieth Second Clause of the Contract is applicable to this Addendum, which refers to the applicable law and the solution of controversies.

Mr. Notary Public, please add the other clauses that the Law mandates and present these minutes before the Public Records Office.

Lima, 12 July 2019.

(Signature page follows)

Representing SMI:

Danilo Guevara Cotrina

Representing DBM:

Danilo Guevara Cotrina

Representing DBP:

Danilo Guevara Cotrina

Representing BCP (as Lenders):

Luis Mauricio Puelles Cáceres

Alejandro Molinari Arroyo

Representing BCP (as Agent)

Roberto Balarezo Medina

Juana Lucy Milagros Cossío Cavero

ANNEX 1.1.7

MINING ASSETS

1.	Perú

a.	Mining Concessions

Código	Nombre	Titular	Estatus	Has.	Dpto	Prov	Distrito	Partida Registral	Situación Actual
010000105l	Acumulación Yauricocha	Sociedad Minera Corona S.A.	Titulado	18,777.9238	Lima	Yauyos	Alis / Laraos / Tomas	12216293	Concesión inscrita en SUNARP

Mining Petitions: However the titles of mining concession have not been obtained yet, and, therefore, they cannot be considered appropriately as assets, the process of obtaining these concession authorizations ids ongoing in respect to the following mining concessions: (i) YAURICOCHA 4-D (with code: 010162217), (ii) LUCERO 2016 1 (with code 020000116), (iii) LUCERO 2016 2 (with code 020000216), (iv) LUCERO 2016 3 (with code 020000316), (v) EMMA 2017 H18 (with code 020000817), (vi) EMMA 2017 H28 (with code 020000917), (vii) EMMA 2017 H38 (with code 020001017), (viii) EMMA 2017 H48 (with code 020001117), (ix) EMMA 2017 H58 (with code 020001217), (x) KUNTUR ÑAHUI 5 (with code 010010916).

b.	Concessions of Benefit

Código	Nombre	Titular	Estatus	Capac. /Has.	Dpto	Prov	Distrito	Partida Registral	Situación Actual
P1100383	Planta de Beneficio Yauricocha Chumpe	Sociedad Minera Corona S.A.	Titulado	3,000tmd /148.50 Ha.	Lima	Yauyos	Alis	2027435	Concesión inscrita en SUNARP. Pendiente de inscripción ampliación de capacidad de planta y nuevos equipos

2.	México

a.	Mining Concessions whose titles belong to Días Bras Mexicana S.A. de C.V.

Nombre	Área	Título	Inscrito RPM
La Chaparrita	10.00	217751	13/08/2002
La Mesa	718.95	223506	12/01/2005
Luz de Oro	7,688.3633	223386	09/12/2004
Luz de Oro Fraccion 1	47.9420	223387	09/12/2004
La Metalica	279.7570	196875	13/08/1993
La Estrella	196.2125	196873	13/08/1993
La Princesa	68.0760	196872	13/08/1993
Gloria B	117.3367	233049	02/12/2008
Huimayvo	23,369.8634	230230	02/08/2007
Huimayvo fracc 1	720.0000	229056	28/02/2007
Huimayvo fracc 2	148.8042	229057	28/02/2007
Huimayvo Fracc 3	0.0534	230231	02/08/2007
Huimayvo Fracc 4	2.9405	230232	02/08/2007
Huimayvo Fracc 5	0.9147	230233	02/08/2007
Base*	23.8090	217584	06/08/2002
Flor de Mayo*	14.4104	224700	31/05/2005
Base 1	3.9276	227657	28/07/2006
San Miguel V	6.5328	227984	26/09/2006
Santa Rita	16.6574	229081	06/03/2007
Sayra I	7.2195	229064	02/03/2007
San Miguel	96.2748	229166	21/03/2007
San Miguel I	98.6218	228484	24/11/2006
San Miguel II	100.00	227363	14/06/2006
San Miguel III	100.00	227364	14/06/2006
San Miguel IV	96.9850	227485	27/06/2006
San Miguel VI	98.9471	228058	29/09/2006
San Miguel VII	52.6440	229084	06/03/2007
Saira	16.00	227365	14/06/2006
Manuel	100.00	227360	14/06/2006
Santa Rita Fracc. I	9.00	229082	06/03/2007
Santa Rita Fracc. II	8.8141	229083	06/03/2007
San Juan	12.3587	218657	03/12/2002
San Juan Fracc. A	0.1727	218658	03/12/2002
San Juan Fracc. B	0.1469	218659	03/12/2002
Norma	12.2977	218851	22/01/2003
Norma 2	1.7561	219283	25/02/2003
Cima	9.9637	217231	02/07/2002
Manuel 1 Fracc A	1.1858	229747	13/06/2007
Manuel 1 Fracc B	1.3425	229748	13/06/2007
Alma	80.4612	227982	25/09/2006
San Bartolo	6.00	150395	30/09/1968
Marisa	5.08	220146	17/06/2003
La India	15.76	150569	29/10/1968
Nueva Recompensa	21.00	195371	15/09/1992
Monterrey	5.4307	183820	22/11/1988
Nueva Santa Marina	16.00	182002	08/04/1988
San Ignacio	3.00	165662	28/11/1979
Promontorio	8.00	163582	30/10/1978
La Perla	15.00	165968	13/12/1979
La Perlita	10.00	163565	10/10/1978
Luís	3.1946	194225	19/12/1991
La Consolidada	22.00	165102	23/08/1979
La Doble Eufemia	9.00	188814	29/11/1990
La Gloria	10.00	179400	09/12/1986
La Indita	9.9034	212891	13/02/2001
La Suerte	10.5402	216711	28/05/2002
El Hueco	1.8379	172321	23/11/2003
El Presidente	8.1608	209802	09/08/1999
El Salvador	7.7448	190493	29/04/1991
La Bufa Chiquita	3.6024	220575	28/08/2003
Aguila	4.2772	216262	23/04/2002
Año Nuevo	12.00	192908	19/12/1991
Ampl. Nueva Josefina	18.2468	177597	02/04/1986
El Milagro	26.8259	166580	27/06/1980
Los Pelones	16.3018	166981	05/08/1980
La Ilusión	6.00	166611	27/06/1980
La Hermana de la India	13.1412	180030	23/03/1987
La Rumorosa	20.00	166612	27/06/1980
La Nueva Josefina	10.00	181221	11/09/1987
Mina Vieja	8.25	165742	11/12/1979
Margarita	14.00	165969	13/12/1979
CUSI-DBM	4,716.6621	229299	03/04/2007
CUSI-DBM 02	4,695.1748	232028	10/06/2008
Bronco 1 A	55.6309	240329	23/05/2012
Bronco 1 B	0.8801	240330	23/05/2012
Bronco 2	7.5296	239311	13/12/2011
Bronco 3	8.1186	243011	30/05/2014
Bronco 4	0.5224	239312	13/12/2011
Bronco 5	6.7121	239335	13/12/2011
Bronco 6	9.00	239321	13/12/2011
Zapopa	8.3867	240189	13/04/2012
Bibiana	71.6857	239262	08/12/2011
Sayra	78.6362	239403	15/12/2011

b.	Mining Concessions whose titles belong to EXMIN S.A. DE C.V.

Nombre	Área	Título	Inscrito RPM
Moctezuma	67.4364	226218	01/12/2005
Tati de Oro	7,846.5393	239983	11/01/2005
Santo Niño	338.1307	213777	15/06/2001
Alex	98.0000	224678	31/05/2005
Santa Rosa	95.0000	216232	23/04/2002
Esmeralda 2	68.0000	236454	02/07/2010
Barbara	14,805.3432	230459	04/09/2007
San José	29.0830	231420	26/02/2008
Dolores	10.0771	236188	19/05/2010
Tecolote	11,181.4045	230329	16/08/2007

c.	Mining Concessions holding buying option (not exercised) in favor of EXMIN S.A. de C.V.

Nombre	Área	Título	Inscrito RPM
5 Estrellas	494.0086	226486	24/01/2006
San Antonio	99.9263	226487	24/01/2006
San Antonio	100.0000	226488	24/01/2006
San Antonio	82.1227	226373	13/01/2006
San Antonio Frac. Sur	41.6345	226376	13/01/2006
San Antonio Frac.Oeste	0.8443	226377	13/01/2006
San Rafael Fracc 1 Norte	115.5930	229301	04/04/2007
San Rafael Fracc 2 Sur	109.8793	229302	04/04/2007

d.	Mining Concessions whose titles are pending of registration and/or regularization, or that are not free of liens.

i.	Días Bras Mexicana S.A. de C.V.

Nombre	Área	Título	Inscrito RPM
La Cascada	1,944.33	222720	27/08/2004
Bolivar III	48.00	180659	14/07/1987
Bolivar IV	50.00	195920	23/09/1992
Piedras Verdes	92.4698	220925	28/10/2003
Mezquital	2,475.41	223019	05/10/2004
Mezquital Fracc. 1	4.73	223020	05/10/2004
Mezquital Fracc. 2	2.4338	223021	05/10/2004
Mezquital Fracc. 3	974.5713	223022	05/10/2004
El Gallo	251.7977	224112	08/04/2005
Bolivar	63.5633	192324	19/12/1991
Alma	87.2041	227650	27/07/2006
Alma I	106.00	226816	09/03/2006
Alma II	91.00	227651	27/07/2006
Cusihuiriachic Dos	87.6748	220576	28/08/2003
Cusihuiriachic	472.2626	240976	16/11/2012
La Mexicana	2.00	165883	12/12/1979

ii.	EXMIN S.A. de S.V.

Nombre	Área	Título	Inscrito RPM
San Guillermo	96.0000	196862	13/08/1993
La Reyna de Oros	8.7703	220184	20/06/2003
La Reyna II	11.1922	220249	02/07/2003
La verde	267.9282	228193	10/10/2006
Ampl. La verde	297.3520	227852	24/08/2006
Tati de Oro Fraccion 2	790.0665	223453	11/01/2005

3.	Goods Object of the Appraisal

a.	Dia Bras Mexicana, S.A. de C.V.

BUILDINGS-DEDUCTION OF INVESTMENT 2018
Linea Electrica Sauzal
Presa de jales Mal Paso
MACHINERY AND EQUIPMENT-QUINARIA Y EQUIPO- DEDUCTION OF INVESTMENT 2018
SCOOP TRAM ST-14 NO. SERIE TMG18URE0057 nº 8
SCOOP TRAM ST 14
SCOOP TRAM ST 14 N.S TMG17URE0383
Scoop Tramp ST-14, NS TMG16URE0263
MARCOTTE ANFO TRUCK
Cargadador Frontal Modelo 980H Caterpillar
JUMBO FRONTONERO TROIDON 66-XP, NS JMC 367
Camion Minero MT-431-B, NS TMG16URE0336
JUMBO BOLTER 88, MARCA RESEMIN N° S. JMC-378
JUMBO FRONTONERO TROIDON 66-XP, MARCA RESEMIN JMC-386
Jumbo Raptor
CAMION NUEVO RDH, NS 800-30.
RAPTOR 44
JUMBO MTI VEIN RUNNER II
Jumbo Boomer 282,NS CNN16URE0029
MAQUINARIA
Titrutadora de Cono, Marca Metso Minerals, Modelo HP 300, NS HP300SOR0.102
Camion bajo perfil nuevo JOY Mod16D Serie4560. Cap 8.0 M3, 18 tons cortas
JUMBO MK FRONT FACE 137
JUMBO MK FRONT FACE 136
CAMION DE BAJO PERFIL MT 426, NS 17-1020
CAMION DE BAJO PERFIL MT 426 NS 17-2021
Jumbo Electrohidrahulico MTI Mod. VR II Nº serie 4102 año 2013
Scoop Tram MTI 1050, 6 Yds, N.S 00-2950
MAQUINA DE PERFORACION DE DIAMANTE
Scoop Tram De 2.5 Yd3 Mti Joy
Jumbo Electro-Hidraulico MTI VR II S. 4102
Scoop Tram W. A. C. Mod. ST-6C Serie DA14P00498Reconstruido
Scoop Tram Mod. MTI LT 350 serie 4451
Mod. DT-1804 S. 99-2863 Reconstruido

b.	Exmin, S.A. de C.V.

BUILDINGS
EDIFICIOS PLANTA BOLIVAR
Presa de Jales P.V.
Capitalizacion del Molino (Cuenta 601 oct)
CAMPAMENTO
Campamento nuevo (cuenta 605 oct)
OFICINAS, TALLER, ALMACEN
REHABILITACION DE CAMINOS
LINEAS DE CONDUCCION DE AGUA
BODEGA DE CONCENTRADOS
TABLEROS
Edificio de Flotacion
Pago de Edificio Loma Café
AMPLIACION DE PLANTA PIEDRAS VERDES A 2500 TONS
ESTUDIOS MIA AMPLIACION PRESA DE JALES P.V
LINEA ELECTRICA
Pago de Edificio de Campamento
MACHINERY AND EQUIPMENT
Quebradora de Cono HP 300
MAQUINARIA PLANTA BOLIVAR
celdas de flotacion Zinc
Materiales de celdas de Flotacion
?609-02-10-000-00-000Montaje
REEMPLAZO DE CRIBA 6x16
celdas de flotacion Cobre
REHABILIT. TRIT. CH660
TAPA ALIMENT.MOLINO DOMINION 9´ 6" X 14´
?609-04-02-000-00-400Tablero CMM 480 v 3F en modulos verticales
Quebradora de cono 300 hp locotrack metso
?609-04-03-000-00-4002 Filtros prensa rotatorio de vacio EIMCO 12'x4'
FILTRO DE DISCOS PARA CONCENTRADO
?609-01-02-000-00-40212 Bombas horizontales warman 6x4
Transmision para Tanque espesador de 40FT
PLANTA GENERADORA MARCA KOHLER CAP. 2000 KW 480 VOLTS. 60 HZ. 3 FASES
Bombas verticales de Tazones de 250 HP
Alimentador de oruga marca metso 5x16 pies
?609-04-04-000-00-403Telehandler Carterpillar Mod TL-1255
?609-05-06-000-00-4001 Espesador EIMCO 100"
Rehabilitacion Tractores D8
MOLINO DE BARRAS DOMINION 9X14"
MOLINO DE BARRAS DOMINION 9X14"

ANNEX 1.1.33

REFERENTIAL PAYMENT SCHEDULE

	Date of Payment	Initial Balance	Disbursement	Interests	Amortization	Installment	Final Balance
0	08/03/2019	0	21,400,000	0	0	0	21,400,000
1	10/06/2019	21,400,000	52,350,000	525,521	0	525,521	73,750,000
2	09/09/2019	73,750,000	3,750,000	1,049,650	0	1,049,650	77,500,000
3	09/12/2019	77,500,000	3,750,000	1,103,022	0	1,103,022	81,250,000
4	09/03/2020	81,250,000	3,750,000	1,156,394	0	1,156,394	85,000,000
5	08/06/2020	85,000,000	3,750,000	1,209,766	0	1,209,766	88,750,000
6	08/09/2020	88,750,000	3,750,000	1,277,118	0	1,277,118	92,500,000
7	08/12/2020	92,500,000	3,750,000	1,316,510	0	1,316,510	96,250,000
8	08/03/2021	96,250,000	3,750,000	1,354,723	0	1,354,723	100,000,000
9	08/06/2021	100,000,000		1,439,006	6,250,000	7,689,006	93,750,000
10	08/09/2021	93,750,000		1,349,068	6,250,000	7,599,068	87,500,000
11	08/12/2021	87,500,000		1,245,347	6,250,000	7,495,347	81,250,000
12	08/03/2022	81,250,000		1,143,597	6,250,000	7,393,597	75,000,000
13	08/06/2022	75,000,000		1,079,255	6,250,000	7,329,255	68,750,000
14	08/09/2022	68,750,000		989,317	6,250,000	7,239,317	62,500,000
15	08/12/2022	62,500,000		889,534	6,250,000	7,139,534	56,250,000
16	08/03/2023	56,250,000		791,721	6,250,000	7,041,721	50,000,000
17	08/06/2023	50,000,000		719,503	6,250,000	6,969,503	43,750,000
18	08/09/2023	43,750,000		629,565	6,250,000	6,879,565	37,500,000
19	08/12/2023	37,500,000		533,720	6,250,000	6,783,720	31,250,000
20	08/03/2024	31,250,000		444,767	6,250,000	6,694,767	25,000,000
21	10/06/2024	25,000,000		367,629	6,250,000	6,617,629	18,750,000
22	09/09/2024	18,750,000		266,860	6,250,000	6,516,860	12,500,000
23	09/12/2024	12,500,000		177,907	6,250,000	6,427,907	6,250,000
24	10/03/2025	6,250,000		88,953	6,250,000	6,338,953	0